Exhibit 10.5

SHARED SERVICES AGREEMENT

This Shared Services Agreement (this “Agreement”) is entered into as of November 24, 2021 (the “Execution Date”), by and between InveniAI LLC, a Delaware corporation located at 2614 Boston Post Road Suite 33B, Guilford, CT 06437 (“InveniAI”), and Invea Therapeutics, Inc., a Delaware corporation located at 2614 Boston Post Road Suite 33B, Guilford, CT 06437 (“Invea”) in order to state the obligations of each. InveniAI and Invea are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, InveniAI identified a number of therapeutic candidates using its proprietary artificial intelligence-powered research and development engine known as ‘AlphaMeld®’; and

WHEREAS, the Board of Directors of InveniAI determined that it was in InveniAI’s best interest to restructure its business in order to realize the full potential of its assets, including such therapeutic candidates; and

WHEREAS, in accordance with the restructuring plan, InveniAI formed Invea, a product development biotechnology company, to develop and commercialize certain of the therapeutic candidates; and

WHEREAS, Invea plans to develop and commercialize such therapeutic candidates; and

WHEREAS, to allow such work to be carried out by Invea, InveniAI desires to furnish the office space, equipment, described herein subject to the terms and conditions of this Agreement; and

WHEREAS, Invea is in need of InveniAI’s expertise and know-how with respect to artificial intelligence in drug discovery; and

WHEREAS, InveniAI desires to provide and Invea wishes to accept certain other financial support from InveniAI to support the efforts of Invea and to assist Invea with paying for the office space, equipment, and services described herein; and

WHEREAS, Invea desires to cease accepting space, equipment, services, and financial support pursuant to a separation plan, which is attached as Exhibit A (the “Separation Plan”) and InveniAI desires to adhere to the Separation Plan.

NOW, THEREFORE, in consideration of the foregoing recitals and the terms and conditions set forth herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Shared Office Space and Equipment.

a.	Office Space. InveniAI shall make available to Invea sufficient space in the office leased by InveniAI and located at 2614 Boston Post Road Suite 33B, Guilford, CT 06437 (the “Office”) during the Term (as defined below (the “Invea Space”), to use for all purposes related to the conduct of Invea’s business. In addition to the Invea Space, all common space in the Office, including conference rooms, the kitchen and the pantry shall be available for use by Invea (such common space and Invea Space together, the “Space”).

b.	Equipment. InveniAI shall provide for use by Invea of such furniture, fixtures, and office equipment as are reasonably necessary and appropriate for the operation of Invea, including furniture, fixtures, and office equipment as InveniAI may hereafter acquire during the Term of this Agreement. If Invea believes that any particular item of furniture or equipment is necessary for the effective conduct of Invea’s operations, and if InveniAI determines not to acquire such item, then Invea shall have the right to acquire the same at Invea’s own expense and locate it in the Office, such item(s) to be and remain the property of Invea.

c.	Compliance with Lease. Invea agrees, at all times, to comply with and to cause its employees, contractors and agents to comply with all terms and conditions set forth in the real property lease between InveniAI and its landlord, as it may be amended from time to time; provided that InveniAI shall promptly provide Invea with a copy of such lease and any such amendments.

d.	Compensation. In consideration of the use of the Space and equipment, Invea shall pay to InveniAI a fee equal to $5,700 per month.

2.	Shared Services.

a.	The Services. InveniAI shall perform for and on behalf of Invea the services set forth on Exhibit B (the “Services”) during the Term, which Services shall include the use of the AlphaMeld AI Platform.

b.	Performance Standards. InveniAI shall perform the Services in a timely, competent manner and in a nature and at levels consistent with InveniAI’s conduct of its own business.

c.	Compensation.

In consideration of the provision of the following Services, in addition to amounts paid pursuant to Section 3:

i.	Invea shall pay to InveniAI for Services related to intellectual property prosecution and management as outlined in Exhibit B.

ii.	Invea shall pay to InveniAI the sum of the amounts calculated by multiplying the actual hours spent towards Services for and on behalf of Invea with the rates for each type of employee for Services by InveniAI as outlined in Exhibit B.

iii.	Invea shall pay InveniAI the sum of the amounts calculated by multiplying the number of dedicated resources for and on behalf of Invea with rates for each type of employee for Services by InveniAI through its subsidiary in India as outlined in Exhibit B.

d.	AlphaMeld Services (Invea Programs). On or before December 31, 2022, Invea shall have the option to enter into a Licensing Agreement with InveniAI by which InveniAI shall perform product identification and related services for Invea, including through the utilization of the AlphaMeld® Platform (with a term not to exceed the tenth (10th) anniversary of the Execution Date). The Parties agree to negotiate the terms of such Licensing Agreement in good faith and that such agreement will incorporate reasonable market-based terms; provided, that, under such Licensing Agreement, Invea shall pay an annual access fee of $2.0 million in full consideration of all rights and services to be provided by InveniAI utilizing the AlphaMeld® Platform with respect to internal Invea programs.

e.	AlphaMeld Services (Partnered Programs). Prior to the tenth (10th) anniversary of the Execution Date, Invea shall have InveniAI perform product identification and related services (including through the utilization of the AlphaMeld® Platform) with respect to third party programs under collaboration with Invea in the fields for the Gut-Brain axis as applicable to gut inflammation and hepato-biliary diseases. Invea must engage InveniAI as its sole provider with respect to Partnered Programs as applicable to Gut-Bran axis and hepato-biliary diseases. The provision of such services will be subject to the mutual agreement of the Parties regarding the terms and conditions of such services, including any financial consideration with respect thereto.

3.	Financial Support and Payment.

a.	Financial Support. InveniAI shall provide a line of credit to Invea, which shall be capped at Four Million Dollars ($4,000,000) (the “Total Funding Amount”), pursuant to and in accordance with the terms and conditions of that certain Grid Note between the Parties, which is attached as Exhibit C (the “Grid Note”). InveniAI shall not be obligated to fund the operations of Invea beyond the Total Funding Amount. In the event Invea determines that it will require additional funding to support its operations and to execute the Separation Plan, Invea and InveniAI will, in good faith, assess increasing the Total Funding Amount, and, at the discretion of the Parties, shall amend the terms of the Grid Note or execute a new note to reflect any new funding.

b.	Payment. Invea shall pay to InveniAI amounts due under Sections 1(d), 2(c) and 3(a). InveniAI shall send invoices to InveniAI for such amounts within thirty (30) days after the end of each calendar month. Invea shall pay each invoice within sixty (60) days after receipt thereof. If any portion of any invoice is disputed, Invea shall pay the undisputed amount, and the Parties shall use good faith efforts to reconcile the disputed amount as soon as possible.

c.	Reimbursement for Past Support. The Parties recognize that InveniAI contributed services and support to Invea in connection with its organization and development prior to the date funding under the Grid Note was available to Invea in the amount of Four Million Dollars ($4,000,000). Invea shall reimburse InveniAI $430,260[1] for such contributed services and support on the earliest to occur of: (x) thirty days after the IPO (as defined in the Contribution Agreement); (y) ten (10) days after Invea receives funding of at least $5,000,000 other than through the IPO; and (z) December 31, 2022.

4.	Separation Plan. InveniAI and Invea hereby acknowledge that the Services and the Space shall decrease over time in accordance with the Separation Plan. The Parties further acknowledge that Invea plans to cease accepting all operational and financial support from InveniAI pursuant to the timeline set forth in the Separation Plan. The Parties agree to adhere to the terms of the Separation Plan. In the event Invea determines that the Separation Plan must be amended due to changes related to the business of Invea, including the development or commercialization of the therapeutic candidates, Invea shall notify InveniAI in writing and the Parties shall, in good faith, assess any continued support required by Invea. Any amendments to the Separation Plan shall be agreed upon in writing by the Parties and shall be attached in Exhibit A hereto.

5.	Recusal. The Parties covenant and agree that, in support of the Separation Plan as long as Krishnan Nandabalan is a member of senior management or the governing board of both InveniAI and Invea, he may participate in discussions at the senior management and governing board levels for each of InveniAI and Invea but shall not vote on matters coming before either governing board material to this Agreement, the Contribution Agreement or other agreements relating to the relationship between the Parties. Each Party shall ensure that Krishnan Nandabalan recuses himself with respect to governing board matters consistent with this Section 5.

6.	Confidentiality. Each Party shall maintain the confidentiality of all data, information, records, reports and all other nonpublic information provided to it by the other Party (the “Confidential Information”), and shall not disclose any Confidential Information to third parties for any reason unless and only to the extent jointly agreed to, in writing, by the Parties or as required by law. The foregoing applies to information communicated orally, in writing, by computer processes, and includes without limitation, this Agreement, any and all meeting notes, business plans, financial statements, analyses and/or research materials, corporate documents, and correspondence.

[1]	Note: this amount is pending and subject to update based on the completion of the Company audit.

7.	Intellectual Property Rights. InveniAI and Invea intend for any work product, including designs, business plans, correspondence (printed or electronic), discoveries, inventions, improvements, software, works of authorship, information, know-how, or other materials made, conceived, reduced to practice or developed in whole or in part by InveniAI during the Term or within six (6) months after the expiration of the Term in connection with the Services or that relate to the Confidential Information or the business of Invea (the “Developments”) to be works made for hire. Invea shall own all right, title and interest in and to the Developments, and shall be deemed to be the author of the Developments for copyright purposes. Any and all forms of intellectual property rights including, without limitation, patents, trademarks, copyrights, mask rights, trade secrets and proprietary know-how related to or covering property therein resulting from the Services shall be owned by Invea and may be registered exclusively in the name of Invea in the U.S. Copyright Office, the U.S. Patent and Trademark Office, and other similar registries in other countries. InveniAI shall promptly and shall cause its employees to promptly disclose to Invea all Developments and Confidential Information relating to the Services and perform all actions reasonably requested by Invea, whether during or after the Term, to establish and confirm Invea’s ownership of Developments, Confidential Information and related intellectual property, including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments, and provide reasonable assistance to Invea or any of its affiliates in connection with (a) the prosecution of any applications for patents, trademarks, trade names, service marks, reissues thereof or other legal protection thereon, (b) the maintenance, enforcement and renewal of any rights that may be obtained, granted or vest therein, and (c) the prosecution and defense of any actions, proceedings, oppositions or interferences relating thereto. For clarity, Developments shall include any new product candidates and any related inventions identified through the use of AlphaMeld in performing the Services.

8.	Term and Termination.

a.	Term. Unless terminated earlier in accordance with the terms hereof, the term of this Agreement shall commence as of Effective Date and terminate immediately upon the completion of the Separation Plan (the “Term”).

b.	Termination on Mutual Agreement. This Agreement may be terminated by mutual agreement of the Parties hereto at any time during the Term.

c.	[Section intentionally left blank]

d.	Termination on Insolvency of Invea. If Invea becomes bankrupt or insolvent, or makes any assignment for the benefit of creditors, or if a receiver is appointed to take charge of its property and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution, InveniAI may immediately terminate this Agreement by written notice after the thirty (30)-day period has passed. Any such termination shall be without prejudice to accrued rights of InveniAI, and to other rights and remedies for default.

e.	Termination for Breach. Either Party may terminate this Agreement upon thirty (30) days’ prior written notice if the other Party is in material breach of this Agreement and fails to cure such material breach within such thirty (30)-day period.

9.	Miscellaneous.

a.	Compliance with Applicable Law. In connection with the performance of this Agreement, both Parties shall comply with all applicable federal, state and local laws and regulations. Without limiting the foregoing, InveniAI shall maintain compliance with all laws and regulations governing the employment of its employees. The Parties shall cooperate with each other to effect such compliance.

b.	Coordination Meetings. The Parties agree to meet and confer in good faith on a regular basis to discuss the Services provided hereunder.

c.	Independent Contractors. The relationship between InveniAI on the one hand and INVEA on the other is that of independent contractors, and none of the provisions of this Agreement is intended to create, nor will be construed to create, an agency, partnership or joint venture relationship between the Parties. No Party to this Agreement or any of their respective officers, members or employees, will be deemed to be the agent, employee or representative of another Party by virtue of this Agreement.

d.	Force Majeure. No Party shall be deemed to be in default of this Agreement if prevented from performing any obligation hereunder for any reason beyond its control, including but not limited to, acts of God, war, civil commotion, fire, flood or casualty, labor difficulties, shortages of or inability to obtain labor, materials or equipment, governmental regulations or restrictions, or unusually severe weather. In any such case, the Parties agree to negotiate in good faith with the goal of preserving this Agreement and the respective rights and obligations of the Parties hereunder, to the extent reasonably practicable. It is agreed that financial inability shall not be deemed a matter beyond a Party’s reasonable control.

e.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

f.	Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. In the event that InveniAI sells, exclusively out-licenses or otherwise disposes of AlphaMeld to a third party, InveniAI shall assign this Agreement to such third party and cause such third party to assume this Agreement, solely with respect to the continued provision of Services (including the use of AlphaMeld in connection therewith) to Invea.

g.	Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. The transmission of a copy of an executed signature page hereof by facsimile or portable document format (.pdf) shall have the same effect as the delivery of a manually executed counterpart hereof.

h.	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

i.	Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and delivered to a Party at the address listed above. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (c) four (4) business days after being mailed to the recipient by certified or registered mail. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

j.	Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. BOTH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

k.	Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties.

l.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

m.	Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

n.	No Waiver. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but shall be cumulative with all of the rights, remedies and elections available at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Separation and Shared Services Agreement as of the Execution Date.

INVENIAI LLC		INVEA THERAPEUTICS, INC.

By:	/s/ Aman Kant	By:	/s/ Krishnan Nandabalan
Name:	Aman Kant	Name:	Krishnan Nandabalan
Title:	Chief Business Officer	Title:	Chief Executive Officer

Signature Page to Separation and Shares Services Agreement